Exhibit 99.1

News Release
Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501
Air Products Achieves Record Third Quarter Revenues and Earnings;
Raises Full-Year EPS Guidance
Access the Q3 earnings teleconference today at 10:00 a.m. ET by calling (913) 312-1303 and entering passcode 3563374, or listen on the Web at: www.airproducts.com/Invest/financialnews/Earnings_Releases/Teleconference.htm.
LEHIGH VALLEY, Pa. (July 25, 2007) – Air Products (NYSE:APD) today reported record net income of $285 million, or diluted earnings per share (EPS) of $1.28, for its third fiscal quarter ended June 30, 2007. Included in these results was a favorable tax adjustment of $27 million, or $.12 per share. On a continuing operations basis, net income increased $78 million, or 38 percent, and diluted EPS was up $.38, or 42 percent, compared with the prior year.
Record third quarter revenue of $2,595 million was up 16 percent from the prior year on higher volumes and pricing in the Merchant segment and strong volumes in the Tonnage and Electronics and Performance Materials segments. Operating income of $365 million was up 25 percent versus the prior year.
John Jones, chairman and chief executive officer, said, “We again exceeded expectations with record performance this quarter. Sales were at their highest ever, as demand for our gases and materials across core manufacturing, energy and electronics markets remained strong. We also saw continued benefit from the strategic investments we’ve made in growth businesses and regions, including closing on our acquisition in Poland. Most importantly, our people’s focus on growth and productivity again delivered outstanding improvement in our drive to increase return on capital.”
Individual Business Segment Performance
Air Products’ fiscal 2007 third quarter results for its six segments were:
•	Merchant Gases sales of $817 million were up 17 percent and operating income of $147 million increased 22 percent over the prior year on pricing improvement in all regions and continued volume growth.

•	Tonnage Gases sales of $695 million were up 27 percent and operating income of $111 million increased 30 percent over the prior year, driven by volume growth from new plants, improved loading and increased production efficiencies.

•	Electronics and Performance Materials sales of $552 million were up 13 percent and operating income of $63 million increased 28 percent over the prior year on higher volumes. Electronics sales were driven by significantly higher equipment sales and tonnage revenue from new investments, while Performance Materials sales increased from volume growth across all product lines.

•	Equipment and Energy sales of $134 million were down three percent from the prior year, largely due to lower liquefied natural gas heat exchanger activity. Operating income of $16 million increased seven percent compared to the prior year.

•	Healthcare sales of $159 million were up six percent and operating income of $9 million declined two percent, as volume growth and lower costs in Europe were offset by weaker U.S. performance.

•	Chemicals sales of $238 million were up seven percent and operating income of $21 million was up 40 percent on improved polymers and polyurethane intermediates volumes.
Outlook
Looking forward, Jones said, “All of the work our people have done to transform Air Products— reducing cyclicality, capitalizing on our strong business positions, driving productivity and relentlessly increasing our return on capital—continues to pay off. With strong market demand and a robust project backlog across our Merchant, Tonnage and Electronics and Performance Materials businesses around the world, we expect a strong close to a great fiscal 2007.”
The company is raising its fiscal 2007 full-year EPS guidance to a range of $4.30 to $4.35 per share*, representing 23 to 24 percent* year-on-year earnings growth, excluding this quarter’s favorable tax adjustment of $.12 per share.
Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment and is listed in the Dow Jones Sustainability and FTSE4Good Indices. The company has annual revenues of $9 billion, operations in over 40 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.
NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this presentation regarding important risk factors. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation, overall economic and business conditions different than those currently anticipated; future financial and operating performance of major customers and industries served by Air Products; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; consequences of acts of war or terrorism impacting the United States’ and other markets; the effects of a pandemic or epidemic or a natural disaster; charges related to portfolio management and cost reduction actions; the success of implementing cost reduction programs and achieving anticipated acquisition synergies; the timing, impact and other uncertainties of future acquisitions or divestitures or unanticipated contract terminations; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the impact of new or changed tax and other legislation and regulations in jurisdictions in which Air Products and its affiliates operate; the impact of new or changed financial accounting standards; and the timing and rate at which tax credits can be utilized. The company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this presentation to reflect any change in the company’s assumptions, beliefs or expectations or any change in events, conditions or circumstances upon which any such forward-looking statements are based.

*	This press release contains non-GAAP measures which adjust prior year results to exclude the impact of the 2006 global cost reduction plan and adjust current year results to exclude the favorable tax adjustment, customer contract termination, and pension plan settlement loss. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which the company’s management uses internally to evaluate the company’s baseline performance. Presented below is a reconciliation of reported results to non-GAAP measures.

YTD
Diluted EPS-
Continuing
Operations

FY07 Forecast GAAP	$4.47-$4.54
FY06 GAAP	$3.29

% Change GAAP	36%-38%

FY07 Forecast GAAP	$4.47-$4.54
Favorable tax adjustment	(.12)
Customer contract termination	(.08-.10)
Pension plan settlement loss	.03

FY07 Non-GAAP Measure	$4.30-$4.35

FY06 GAAP	$3.29
Global Cost Reduction Plan	.21

FY06 Non-GAAP Measure	$3.50

FY07 Forecast Non-GAAP	$4.30-$4.35
FY06 Non-GAAP Measure	$3.50

% Change Non-GAAP	23%-24%

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(Millions of dollars, except for share data)

	Three Months Ended		Nine Months Ended
	30 June		30 June
	2007	2006	2007	2006

SALES	$2,595.0	$2,245.7	$7,500.8	$6,491.0
COSTS AND EXPENSES
Cost of sales	1,903.6	1,643.5	5,516.5	4,802.9
Selling and administrative	304.7	280.0	882.2	802.7
Research and development	35.7	39.1	105.6	114.2
Gain on sale of a chemical facility	—	—	—	(70.4)
Impairment of loans receivable	—	—	—	65.8
Other (income) expense, net	(13.6)	(8.8)	(25.1)	(52.2)

OPERATING INCOME	364.6	291.9	1,021.6	828.0
Equity affiliates’ income	35.5	25.9	98.0	78.0
Interest expense	44.2	29.4	121.1	81.0

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES AND MINORITY INTEREST	355.9	288.4	998.5	825.0
Income tax provision	62.7	75.5	232.1	217.5
Minority interest in earnings of subsidiary companies	8.3	6.4	23.6	22.7

INCOME FROM CONTINUING OPERATIONS	284.9	206.5	742.8	584.8
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	3.8	—	10.2

NET INCOME	$284.9	$210.3	$742.8	$595.0

BASIC EARNINGS PER COMMON SHARE
Income from continuing operations	$1.32	$.92	$3.43	$2.62
Income from discontinued operations	—	.02	—	.05

Net Income	$1.32	$.94	$3.43	$2.67

DILUTED EARNINGS PER COMMON SHARE
Income from continuing operations	$1.28	$.90	$3.33	$2.56
Income from discontinued operations	—	.02	—	.05

Net Income	$1.28	$.92	$3.33	$2.61

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING (in millions)	216.1	223.0	216.4	222.6

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING ASSUMING DILUTION (in millions)	223.1	229.2	223.3	228.3

DIVIDENDS DECLARED PER COMMON SHARE – Cash	$.38	$.34	$1.10	$1.00

Other Data from Continuing Operations:
Capital Expenditures	$755.2	$245.9	$1,272.3	$1,189.9
Depreciation and Amortization	212.9	195.1	615.1	562.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Millions of dollars)

	30 June	30 September
	2007	2006

ASSETS

CURRENT ASSETS
Cash and cash items	$31.7	$35.2
Trade receivables, less allowances for doubtful accounts	1,735.2	1,564.7
Inventories and contracts in progress	759.7	701.1
Prepaid expenses	139.4	55.1
Other receivables and current assets	348.9	256.5

TOTAL CURRENT ASSETS	3,014.9	2,612.6

INVESTMENTS IN NET ASSETS OF AND ADVANCES TO EQUITY AFFILIATES	817.9	728.3
PLANT AND EQUIPMENT, at cost	14,711.6	13,590.3
Less accumulated depreciation	8,085.2	7,428.3

PLANT AND EQUIPMENT, net	6,626.4	6,162.0

GOODWILL	1,158.3	989.1
INTANGIBLE ASSETS, net	266.1	113.0
OTHER NONCURRENT ASSETS	685.2	575.7

TOTAL ASSETS	$12,568.8	$11,180.7

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Payables and accrued liabilities	$1,535.7	$1,655.1
Accrued income taxes	158.2	98.7
Short-term borrowings and current portion of long-term debt	1,029.6	569.6

TOTAL CURRENT LIABILITIES	2,723.5	2,323.4

LONG-TERM DEBT	2,749.3	2,280.2
DEFERRED INCOME & OTHER NONCURRENT LIABILITIES	697.4	642.0
DEFERRED INCOME TAXES	766.3	833.1

TOTAL LIABILITIES	6,936.5	6,078.7

MINORITY INTEREST IN SUBSIDIARY COMPANIES	176.0	178.0

TOTAL SHAREHOLDERS’ EQUITY	5,456.3	4,924.0

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$12,568.8	$11,180.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(Millions of dollars)
	Nine Months Ended
	30 June
	2007	2006

OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net Income	$742.8	$595.0
Income from discontinued operations, net of tax	—	(10.2)

Income from Continuing Operations	742.8	584.8
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	615.1	562.7
Deferred income taxes	(3.9)	(16.2)
Undistributed earnings of unconsolidated affiliates	(61.1)	(48.6)
Gain on sale of assets and investments	(5.6)	(9.5)
Gain on a sale of a chemical facility	—	(70.4)
Impairment of loans receivable	—	65.8
Share-based compensation	49.2	54.2
Noncurrent capital lease receivables	(46.4)	(85.6)
Other	47.1	54.9
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(111.7)	(30.1)
Inventories	(11.4)	(72.7)
Contracts in progress	(29.3)	(45.8)
Prepaid expenses	(82.9)	(31.5)
Payables and accrued liabilities	(256.3)	(78.3)
Other	(39.1)	38.5

CASH PROVIDED BY OPERATING ACTIVITIES (a)	806.5	872.2

INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to plant and equipment (b)	(743.8)	(1,043.5)
Acquisitions, less cash acquired	(526.8)	(127.0)
Investment in and advances to unconsolidated affiliates	(.4)	(18.1)
Proceeds from sale of assets and investments	45.2	200.8
Proceeds from insurance settlements	14.9	49.0
Other	(4.7)	(2.7)

CASH USED FOR INVESTING ACTIVITIES	(1,215.6)	(941.5)

FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Long-term debt proceeds	503.3	289.7
Payments on long-term debt	(67.1)	(150.0)
Net increase in commercial paper and short-term borrowings	397.8	215.8
Dividends paid to shareholders	(229.9)	(218.2)
Purchase of Treasury Stock	(380.9)	(193.1)
Proceeds from stock option exercises	145.4	89.9
Excess tax benefit from share-based compensation/other	34.7	14.6

CASH PROVIDED BY FINANCING ACTIVITIES	403.3	48.7

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(Unaudited)
(Millions of dollars)

	Nine Months Ended
	30 June
	2007	2006

DISCONTINUED OPERATIONS
Cash provided by operating activities	—	27.0
Cash used for investing activities	—	(4.7)
Cash used for financing activities	—	—

CASH PROVIDED BY DISCONTINUED OPERATIONS	—	22.3

Effect of Exchange Rate Changes on Cash	2.3	3.0

(Decrease) increase in Cash and Cash Items	(3.5)	4.7
Cash and Cash Items — Beginning of Year	35.2	55.8

Cash and Cash Items — End of Period	$31.7	$60.5

(a)	Pension plan contributions in 2007 and 2006 were $273.3 and $119.9, respectively.

(b)	Excludes capital lease additions of $1.3 and $1.3 in 2007 and 2006, respectively. Includes $297.2 for the repurchase of cryogenic vessel equipment in 2006.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Millions of dollars)
1. CUSTOMER CONTRACT TERMINATION
By agreement dated 1 June 2007, the Company entered into a settlement with a customer to resolve a dispute related to a dinitrotoluene (DNT) supply agreement. As part of the settlement agreement, the DNT supply agreement was terminated and certain other agreements between the companies were amended. Selected amendments to the agreements were subject to the approval of the customer’s Board of Directors, which approval was obtained on 12 July 2007. As a result, the Company will recognize a before-tax gain in the range of $30 to $37 in the fourth quarter.
2. PENSION PLAN SETTLEMENT LOSS
A number of senior managers and others have retired or announced their intention to retire in fiscal year 2007. A settlement loss will be recognized at the time of the cash payment of the liability. The total settlement loss anticipated for these 2007 retirements is expected to be approximately $30-$35. The company will recognize about $10 of this charge in the fourth quarter of 2007 with the remaining balance recognized in fiscal year 2008. The actual amount of the settlement loss will be based upon current pension assumptions (e.g. discount rate) at the time of the cash payments of the liabilities.
3. INCOME TAXES
In June 2007, the Company settled tax audits through fiscal year 2004 with the Internal Revenue Service. The audit settlement resulted in a tax benefit of $27.5 ($.12 per share).
4. ACQUISITION
On 30 April 2007, the Company acquired 98.1% of the Polish industrial gas business of BOC Gazy Sp z o.o from The Linde Group for 370 million Euros or $506.8. The results of operations for BOC Gazy were included in the Company’s consolidated income statement after the acquisition date. A preliminary purchase price allocation has been made and will be finalized when information needed to affirm underlying estimates is obtained. The preliminary estimated values as of the acquisition date for plant and equipment amounted to $193.2, identified intangibles amounted to $158.8, and goodwill amounted to $140.7. With this acquisition, the Company has obtained a significant market position in Central Europe’s industrial gases market. The BOC Gazy business had fiscal year 2006 sales of approximately 126 million Euros. The business has approximately 750 employees, five major industrial gas plants, and six cylinder transfills serving customers across a diverse range of industries, including chemicals, steel and base metals, among others.
5. DISCONTINUED OPERATIONS
In March 2006, the Company announced it was exploring the sale of its Amines and Polymers businesses as part of the Company’s ongoing portfolio management activities. The Company sold its Amines business to Taminco N.V. on 29 September 2006. Accordingly, the Amines business has been accounted for as discontinued operations.
6. SHARE REPURCHASE PROGRAM
In March 2006, the Board of Directors approved a $1,500 share repurchase program. The Company began the share repurchase program in the third quarter of 2006 and purchased 7.7 million of its outstanding shares at a cost of $496.1 during 2006. The Company expects to complete an additional $500 of the program during fiscal year 2007 and during the nine months ended 30 June 2007 purchased 5.1 million of its outstanding shares at a cost of $373.1.
7. GAIN ON SALE OF A CHEMICAL FACILITY
On 31 March 2006, as part of its announced restructuring of its Polyurethane Intermediates business, the Company sold its dinitrotoluene (DNT) production facility in Geismar, Louisiana, to BASF Corporation for $155.0. The Company wrote off the remaining net book value of assets sold, resulting in the recognition of a gain of $70.4 ($42.9 after-tax, or $.19 per share) on the transaction. The Company’s industrial gas facilities at this same location were not included in this transaction and continue to produce and supply hydrogen, carbon monoxide, and syngas to customers.

8. IMPAIRMENT OF LOANS RECEIVABLE
In the second quarter of 2006, the Company recognized a loss of $65.8 ($42.4 after-tax, or $.19 per share) for the impairment of loans receivable from a long-term supplier of sulfuric acid, used in the production of DNT for the Company’s Polyurethane Intermediates business. To facilitate the supplier’s ability to emerge from bankruptcy in June 2003 and continue to supply product to the Company, the Company and other third parties agreed to participate in the supplier’s financing. Subsequent to the initial financing, the Company and the supplier’s other principal lender executed standstill agreements which temporarily amended the terms of the loan agreements, primarily to allow the deferral of principal and interest payments. Based on events occurring within the second quarter of 2006, management concluded that the Company would not be able to collect any amounts due. These events included the Company’s announcement of its plan to restructure its Polyurethane Intermediates business and notification to the supplier of the Company’s intent not to enter into further standstill agreements.
9. PURCHASE OF CRYOGENIC VESSEL EQUIPMENT
On 31 March 2006, the Company exercised its option to purchase certain cryogenic vessel equipment for $297.2, thereby terminating an operating lease originally scheduled to end 30 September 2006. The Company originally sold and leased back this equipment in 2001, resulting in proceeds of $301.9 and recognition of a deferred gain of $134.7, which was included in other noncurrent liabilities. In March 2006, the Company recorded the purchase of the equipment for $297.2 and reduced the carrying value of the equipment by the $134.7 deferred gain derived from the original sale-leaseback transaction.
10. HURRICANES
In the fourth quarter of 2005, the Company’s New Orleans industrial gas complex sustained extensive damage from Hurricane Katrina. Other industrial gases and chemicals facilities in the Gulf Coast region also sustained damages from Hurricanes Katrina and Rita in fiscal 2005.
Operating income for the three and nine months ended 30 June 2006 included a net gain of $9.1 and $36.3, respectively, related to insurance recoveries net of property damage and other expenses incurred. During the three and nine months ended 30 June 2006, the Company collected insurance proceeds of $13.2 and $49.0, respectively. The Company estimated the impact of business interruption at $(4.6) and $(35.8) for the three and nine months ended 30 June 2006, respectively.
A table summarizing the estimated impact of the Hurricanes for the three and nine months ended 30 June 2006 is provided below:

	Three Months Ended	Nine Months Ended
	30 June 2006	30 June 2006

Insurance Recoveries Recognized	$18.0	$54.2
Property Damage/Other Expenses	(8.9)	(17.9)

	$9.1	$36.3
Estimated Business Interruption	(4.6)	(35.8)

Total Estimated Impact	$4.5	$.5

The Company closed-out its insurance claim related to the Hurricanes by the end of fiscal 2006. In the first quarter of 2007, the Company collected $19.1 of insurance proceeds. Operating income for the three and nine months ended 30 June 2007 was not impacted except for higher depreciation expense of $1.4 and $4.2, respectively.

AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries
SUMMARY BY BUSINESS SEGMENTS
(Unaudited)

(Millions of dollars)
	Three Months Ended		Nine Months Ended
	30 June		30 June
	2007	2006	2007	2006

Revenues from external customers
Merchant Gases	$817.1	$699.5	$2,341.6	$1,990.8
Tonnage Gases	695.2	546.8	1,906.2	1,610.5
Electronics and Performance Materials	551.6	490.0	1,612.4	1,376.5
Equipment and Energy	134.3	138.3	461.7	406.9
Healthcare	158.6	149.1	471.5	420.9
Chemicals	238.2	222.0	707.4	685.4

Segment and Consolidated Totals	$2,595.0	$2,245.7	$7,500.8	$6,491.0

Operating income
Merchant Gases	$147.4	$121.3	$427.8	$341.7
Tonnage Gases	110.6	85.3	280.4	237.3
Electronics and Performance Materials	62.8	48.9	171.4	134.2
Equipment and Energy	15.8	14.8	59.0	49.3
Healthcare	8.5	8.7	24.9	24.9
Chemicals	21.0	15.0	63.2	49.2

Segment Totals	366.1	294.0	1,026.7	836.6
Other	(1.5)	(2.1)	(5.1)	(8.6)

Consolidated Totals	$364.6	$291.9	$1,021.6	$828.0

Equity affiliates’ income
Merchant Gases	$26.5	$18.0	$70.9	$60.8
Chemicals	5.9	6.0	13.6	10.8
Other Segments	3.1	1.9	13.5	6.4

Segment and Consolidated Totals	$35.5	$25.9	$98.0	$78.0

(Millions of dollars)
	30 June	30 September
	2007	2006

Identifiable assets (a)
Merchant Gases	$3,943.8	$3,283.2
Tonnage Gases	3,017.6	2,803.0
Electronics and Performance Materials	2,465.7	2,334.5
Equipment and Energy	299.0	304.4
Healthcare	914.3	856.5
Chemicals	541.7	579.8

Segment Totals	11,182.1	10,161.4
Other	568.8	291.0

Consolidated Totals	$11,750.9	$10,452.4

(a)	Identifiable assets are equal to total assets less investments in and advances to equity affiliates.

Media Inquiries:
Katie McDonald, tel: (610) 481-3673; e-mail: mcdonace@airproducts.com.
Investor Inquiries:
Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com.